BRANDES INVESTMENT TRUST and BRANDES INVESTMENT PARTNERS, L.P.
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of December 18, 2007, to the Fund Administration Servicing Agreement, dated as of October 18, 2006 (the "Agreement"), is entered into by and among Brandes Investment Trust, a Delaware statutory trust (the "Trust"), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS") and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”)

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend said Agreement to add funds and to amend the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement are hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDES INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Debra McGinty-Poteet	By: /s/ Michael R. McVoy

Name: Debra McGinty-Poteet	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By:    /s/ Glenn R. Carlson

Name:    Glenn R. Carlson

Title:      Chief Executive Officer

Exhibit A
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.
Fund Administration Servicing Agreement

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Enhanced Income Fund

Exhibit B
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.

Fund Administration Servicing Agreement

FUND ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE (Effective 12/26/07)
Domestic, International and Fixed Income Funds

Annual Fee Based Upon Market Value Per Fund:
•  4 basis points on the first $500 million
•  2 basis points on the balance
•  Minimum annual fee:  $50,000 per fund

Multiple Classes - Add the following for each class
beyond the first:
•  1 basis point at each level
•  $15,000 per fund minimum

Fees are billed monthly.

Annual Legal Administration– Legal services in support of external legal counsel:
•  Included in Annual Fee

Extraordinary services – quoted separately

Internet Data Delivery Services:
•  ReportSource - $150/month
 Web reporting

Plus out-of-pocket expenses, including but not limited
to:
Postage, Stationary
Programming, Special Reports
Proxies, Insurance
EDGAR filing
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses